Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 21, 2014

Board of Directors

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, Maryland 20850

Ladies and Gentlemen:

We are acting as counsel to Choice Hotels International, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement dated March 17, 2014, among the Company, Deutsche Bank Securities Inc. and the Selling Shareholders named therein, relating to the public offering of up to 3,000,000 shares of common stock, $0.01 par value per share, of the Company by the Selling Shareholders (the “Shares”), pursuant to a prospectus supplement dated March 18, 2014 and the accompanying prospectus dated February 25, 2014 (such documents, collectively, the “Prospectus”) that form a part of the Company’s effective shelf registration statement on Form S-3 (File No. 333-194128), filed with the Securities and Exchange Commission on February 25, 2014 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

For purposes of this opinion letter, we have assumed that the Company will remain a Delaware corporation.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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